Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858-1649
FOR MORE INFORMATION CONTACT:
Lori Peterson, Vice President and Director of Marketing
Phone: 989-779-6333 | lapeterson@isabellabank.com
Sackett Joins Isabella Bank Corporation Board of Directors
Mt. Pleasant, MI, September 17, 2024- Jerome Schwind, President and Chief Executive Officer of Isabella Bank Corporation, announced the appointment of Brian R. Sackett to the Isabella Bank Corporation Board of Directors, effective September 15, 2024.
“The Isabella Bank Board is a diverse group of individuals who know the communities we serve. Mr. Sackett’s professional experience, knowledge, and dedication make him a valuable asset to both our Board and Bank,” stated Schwind.
Mr. Sackett’s vast experience in the food and agriculture sector began in 1987 when he joined the family business, Sackett Potatoes. Sackett Potatoes started in 1905, when the first crop was planted, and the Sackett family has grown potatoes every year since. Mr. Sackett became a partner in Sackett Potatoes in 1990 and, under his leadership, has grown the farming operation to a total of 18,000 acres, farming across three states: Michigan, Illinois, and North Carolina. As a senior partner, he oversees the general operations and finances and is in charge of the potato and grain marketing and customer relations, as well as the maintenance and operation of the business’ potato storage and equipment.
Mr. Sackett has received many esteemed awards and recognitions for his contributions to agriculture and natural resources, including the National Environment Stewardship Award in 1998, the Michigan Potato Industry Commission’s Distinguished Service Award in both 2000 and 2009, the Michigan Vegetable Council’s Master Farmer in Vegetable Crops Award in 2006, and the MSU College of Agriculture and Natural Resources (CANR) Distinguished Service Award in 2021. For the past 30 years, he has served the potato industry in many capacities on both a state and national level, helping with research and development. Mr. Sackett currently serves on the Research Committee for the Michigan Potato Industry Commission and the Chip Committee for Potatoes USA. He also has served on our Isabella Bank West Region Advisory Board since 2012, helping to provide guidance on regional bank initiatives and reporting on local business opportunities while advocating for the bank within the community.
In addition to his professional achievements, Mr. Sackett embodies a strong sense of community and dedication. Charitable contributions are important to Mr. Sackett, and he is proud to give monetary support to local organizations such as Angels of Action, St. Michael Catholic School, Chippewa Hills School District, Lakeview Community Schools, Morley Stanwood Community Schools, Susan P. Wheatlake Regional Cancer Center, and 4-H programs in both Clare and Mecosta counties.
Mr. Sackett is native to the West Central Michigan Region and has two children, Tricia and Tyler, two grandsons, and two granddaughters. He and his wife, Abby, reside in Mecosta.

Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for over 120 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services through Isabella Wealth. The Bank has locations throughout eight Mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.